MDS Nordion
    Science Advancing Health




12 December, 1997


Mr. Pete Ellis
President & CEO
Food Technology Service, Inc. (FTSI)
502 Prairie Mine Road
Mulberry
FL 33860

Dear Sir,

Further to our letter of March 13, 1997, a copy of which is enclosed, MDS Nordion agrees to further extend payment of the debt owned by FTSI to January 4, 1999 based upon the terms set out in that letter, and subject to MDS Nordion's right to convert the debt into equity of FTSI, at any time.

                                        Yours very truly,



                                        Frank M. Fraser
                                        Vice President
                                        Market Development Division



We acknowledge and concur with the foregoing this 15th day of December 1997
Food Technology Service, Inc.


by:
     Pete Ellis
     President/CEO FTSI